As filed with Securities and Exchange Commission on ______________, 1998
                                  Registration Statement Nos. 333-___________
                                                              333-___________-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                         FCNB Capital Trust                                                       FCNB Corp
       (Exact Name of Registrant as Specified in its Charter)              (Exact Name of Registrant as Specified in its Charter)

              Delaware                         Applied For                        Maryland                        52-1479635
  (State or Other Jurisdiction of       (IRS Employer I.D. Number)     (State or Other Jurisdiction of    (IRS Employer I.D. Number)
   Incorporation or Organization)                                      Incorporation or Organization)

            7200 FCNB Corp, Frederick, Maryland 21703 (301) 662-2191 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrants' Principal Executive Offices)

  A. Patrick Linton, 7200 FCNB Court, Frederick, Maryland 21703 (301) 662-2191 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                   Copies To:

                             David H. Baris, Esquire
                             Noel M. Gruber, Esquire
                         Kennedy, Baris & Lundy, L.L.P.
             4719 Hampden Lane, Suite 300, Bethesda, Maryland 20814


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
Title of Each Class of Securities                                Proposed Maximum          Proposed Maximum           Amount of
        to be Registered           Amount to be Registered   Offering Price Per Unit   Aggregate Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Preferred Securities of FCNB
Capital Trust(1)                        1,610,000(1)                  $25.00                $40,250,000(1)          $11,873.75(2)
------------------------------------------------------------------------------------------------------------------------------------
Subordinated Debentures of
FCNB Corp(3)
------------------------------------------------------------------------------------------------------------------------------------
Guarantee of FCNB Corp with
respect to Preferred Securities(4)
====================================================================================================================================

(1) Includes 210,000 preferred securities which may be sold pursuant to the over-allotment option granted to the Underwriter.

(2)  Registration fee calculated in accordance with Rules 457(i) and 457(n).

(3) Subordinated Debentures in a principal amount equal to the aggregate offering price of the Preferred Securities will be sold to FCNB Capital Trust with the proceeds of the sale of the Preferred Securities, and may be distributed to the holders of the Preferred Securities without further consideration upon dissolution of FCNB Capital Trust.

(4) This Registration Statement relates to and shall be deemed to cover, in addition to the securities referenced above, the rights of the holders thereof under the Indenture for the Subordinated Debentures and the rights of holders of Preferred Securities under the Trust Agreement, the Guarantee, and the Expense Agreement. No separate consideration will be received for the Guarantee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS             SUBJECT TO COMPLETION, DATED , 1998

                         1,400,000 PREFERRED SECURITIES
                               FCNB CAPITAL TRUST
                     % CUMULATIVE TRUST PREFERRED SECURITIES
                 (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
                       GUARANTEED, AS DESCRIBED HEREIN, BY
                                    FCNB Corp
                      ------------------------------------


     The % Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of FCNB Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"). FCNB Corp, a Maryland corporation ("the Company"), will own all the common securities (the "Common Securities") of the Trust. The Common Securities and the Preferred Securities (collectively, the "Trust Securities") represent undivided beneficial interests in the assets of the Trust.
                                                   (continued on following page)
     Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market under the symbol "FCNBP".
                      ------------------------------------
     SEE "RISK FACTORS," COMMENCING ON PAGE 5, FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                      ------------------------------------

 THE SECURITIES OFFERED BY THIS PROSPECTUS ARE NOT SAVINGS OR DEPOSIT ACCOUNTS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF
THE COMPANY, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF
                                   PRINCIPAL.
                      ------------------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                      ------------------------------------

===================================================================================================================
                                                Price to               Underwriting           Proceeds to FCNB
                                                 Public               Commission(1)              Capital(2)
-------------------------------------------------------------------------------------------------------------------
Per Preferred Security                           $25.00                    (2)                     $25.00
-------------------------------------------------------------------------------------------------------------------
Total(3)                                      $35,000,000                  (2)                  $35,000,000
===================================================================================================================

(1) The Trust and the Company have each agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) As the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company has agreed to pay the Underwriters $ per Preferred Security, or $ in the aggregate ($ if the over-allotment option is exercised in full), as compensation for its arranging the investment therein of such proceeds. See "Underwriting." The Company has also agreed to pay the expenses of the offering estimated to be $ .
(3) The Trust has granted the Underwriters an option exercisable within 30 days from the date of this Prospectus to purchase up to 210,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Preferred Securities are purchased, the Total Price to Public and Proceeds to FCNB Capital will be $40,250,000. See "Underwriting."
                      ------------------------------------
     The Preferred Securities are offered by the Underwriters subject to receipt and acceptance by them, prior sale and the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of the Depository Trust Company on or about , 1998, against payment therefor in immediately available funds.

       Sandler O'Neill                                    Legg Mason Wood Walker
       & Partners, L.P.                                        Incorporated

                 The date of this Prospectus is          , 1998


Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     State Street Bank and Trust Company is the Property Trustee (as defined herein) of the Trust. The Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of % Subordinated Debentures (the "Subordinated Debentures") of the Company. The
Subordinated  Debentures will mature on         ,  2028 (the "Stated  Maturity")
which  date may be  shortened  to a date not  earlier  than           ,  2003 if
certain conditions are met (including the Company having received prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

     Holders of Preferred Securities are entitled to receive preferential cumulative cash distributions, at the annual rate of % of the liquidation amount
of $25 per Preferred Security (the "Liquidation Amount"), accruing from        ,
1998, the date of original issuance, and payable quarterly in arrears on the last day of January, April, July and October of each year, commencing July 31, 1998 (the "Distributions"). The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"); provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures.

     DURING AN EXTENSION PERIOD, INTEREST ON THE SUBORDINATED DEBENTURES WILL CONTINUE TO ACCRUE (AND THE AMOUNT OF DISTRIBUTIONS TO WHICH HOLDERS OF THE PREFERRED SECURITIES ARE ENTITLED WILL ACCUMULATE) AT THE RATE OF % PER ANNUM, COMPOUNDED QUARTERLY, AND HOLDERS OF THE PREFERRED SECURITIES WILL BE REQUIRED TO INCLUDE INTEREST INCOME IN THEIR GROSS INCOME FOR UNITED STATES FEDERAL INCOME TAX PURPOSES IN ADVANCE OF RECEIPT OF THE CASH DISTRIBUTIONS WITH RESPECT TO SUCH DEFERRED INTEREST PAYMENTS. FOLLOWING THE DEFERRAL OF THE PAYMENT OF INTEREST ON THE SUBORDINATED DEBENTURES, A HOLDER OF PREFERRED SECURITIES THAT DISPOSES OF ITS PREFERRED SECURITIES BETWEEN RECORD DATES FOR PAYMENTS OF DISTRIBUTIONS (AND CONSEQUENTLY DOES NOT RECEIVE A DISTRIBUTION FROM THE TRUST FOR THE PERIOD OF INTEREST DEFERRAL PRIOR TO SUCH DISPOSITION) WILL NEVERTHELESS BE REQUIRED TO INCLUDE ACCRUED BUT UNPAID INTEREST ON THE SUBORDINATED DEBENTURES THROUGH THE DATE OF DISPOSITION IN INCOME AS ORDINARY INCOME AND TO ADD SUCH AMOUNT TO ITS ADJUSTED TAX BASIS IN ITS PRO RATA SHARE OF THE UNDERLYING SUBORDINATED DEBENTURES DEEMED DISPOSED OF. See "Description of the Subordinated Debentures--Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount" and "--Disposition of Preferred Securities."

     The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee--Full and Unconditional Guarantee." Under the
Guarantee, the Company guarantees, on a subordinated basis, the payment of Distributions and payments on liquidation or redemption of the Preferred
Securities, but only to the extent of funds held by the Trust, as described herein. See "Description of the Guarantee--General." If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures--Enforcement of Certain

Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

     The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to the Stated Maturity at the option of the Company: (i) on or after , 2003, in whole at any time, or in part from time to time; or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (each as defined herein). In each case the redemption price will be equal to the accrued and unpaid interest through the date fixed for redemption on the Subordinated Debentures to be redeemed, plus 100% of the principal amount thereof. See "Description of the Preferred Securities--Redemption or Exchange."

     The Company has the right at any time to dissolve, wind-up or terminate the Trust, subject to the Company having received prior approval of the Federal Reserve to do so, if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $25 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of the Preferred
Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination."

     The Preferred Securities will be represented by global certificates registered in the name of the Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will only be effected through, records maintained by participants in DTC ("Participants"). Except as described herein, Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of the Preferred Securities--Registration of the Preferred Securities."

                              --------------------

     The Company will provide to holders of the Preferred Securities quarterly reports containing unaudited financial statements, to the extent and in the form provided to holders of the Company's common stock, and annual reports containing financial statements audited by the Company's independent auditors. In addition, the Company will furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of Preferred Securities who so request in writing addressed to the Secretary of the Company.

                              --------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING THE PREFERRED SECURITIES AND BIDDING OR PURCHASING SUCH PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 FCNB CORP LOGO
                                Parent Company of

                                 FCNB Bank logo


                               Map of market area

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere (or incorporated by reference) in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised. Prospective investors should carefully consider the information set forth under the heading "Risk Factors."


                                    FCNB Corp

     The Company was organized in 1986 to serve as the holding company for FCNB Bank (the "Bank"), its principal operating subsidiary. The Bank, which was originally chartered in 1818, was converted from a national bank charter to a Maryland commercial bank in 1993, and is engaged in a general commercial and consumer banking business, serving individuals and businesses in Frederick, Anne Arundel, Carroll, Howard, Montgomery and Prince George's counties in Maryland. The Bank is the sixth largest commercial banking institution headquartered in Maryland. At March 31, 1998, the Company had assets of approximately $926.9 million, total deposits of approximately $633.0 million, and total shareholders' equity of approximately $79.6 million. The principal executive office of the Company is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     In February 1998, the Bank entered into an agreement to assume the deposit liabilities, and purchase certain assets, relating to four branches of First Virginia Bank-Maryland located in Montgomery County, Maryland, and three branches of its sister bank, Farmer's Bank of Maryland, located in Baltimore County, Maryland. The seven branches held approximately $48 million in deposits at December 31, 1997. The purchase and assumption transaction is expected to be consummated in June 1998, bringing the total number of branches operated by the Company to 28, its total deposits to approximately $681 million and its total assets to approximately $975 million.

     Over the past five years, the Company has achieved significant growth in assets. From 1993 to 1997, the Company's assets grew at an 11.1% compound annual growth rate, and increased by $8.8 million, or 0.96% in the first three months of 1998. The Company has achieved its growth both internally and through acquisition. In addition to the pending branch purchase transaction, the Company has completed three whole bank acquisitions since 1995, consummating the acquisition of Elkridge Bank in March 1995, of Laurel Federal Savings Bank in January 1996 and of Odenton Federal Savings and Loan Association in April 1996, as well as a number of smaller branch transactions. The Company has also had a history of earnings growth. Net income (before extraordinary charges and merger related expenses) grew at a compound annual growth rate of 7.2% from 1993 to 1997. For the five year period from 1993 to 1997, the Company's average annual return on average assets (before merger-related expenses) was 1.15%. The annualized return on average equity and the annualized return on average assets for the three months ended March 31, 1998 were 12.11% and 1.04%, respectively.

     The Company routinely explores opportunities for additional growth and expansion of its core banking business and related activities, including through the exploration of opportnities for the acquisition of companies engaged in banking or other related activities, and internally generated growth. There can be no assurance, however, that the Company will be able to grow, or if it does, that any such growth or expansion will result in an increase in the Company's earnings, dividends, book value or market value of its securities.


                               FCNB Capital Trust

     The Trust is a statutory business trust formed under Delaware law pursuant to (i) the Trust Agreement among the Company, as depositor, Wilmington Trust Company, as Delaware trustee, and the three individual Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on May 7, 1998. The Trust Agreement will be amended and restated in its entirety (as so amended, the "Trust Agreement"). All of the Common Securities of the Trust will be owned by the Company. The Trust's business and affairs will be conducted by the Delaware Trustee, the Administrative Trustees, each of whom is an officer, employee or otherwise affiliated with the Company, and following amendment and restatement of the Trust Agreement, State Street Bank and Trust Company, as Property Trustee. The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of the Trust and payments under the Subordinated Debentures will be the only revenue of the Trust. The principal executive office of the Trust is 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.


                                  THE OFFERING

Securities Offered.....................  1,400,000 Preferred Securities having a
                                         Liquidation Amount of $25 per Preferred
                                         Security.   The  Preferred   Securities
                                         represent      preferred      undivided
                                         beneficial  interests  in the assets of
                                         the Trust, which will consist solely of
                                         the    Subordinated    Debentures   and
                                         payments  thereunder.   The  Trust  has
                                         granted  the  Underwriters  an  option,
                                         exercisable  within  30 days  after the
                                         date of this Prospectus, to purchase up
                                         to  an  additional   210,000  Preferred
                                         Securities  at  the  initial   offering
                                         price, solely to cover over-allotments,
                                         if any.

Distributions..........................  The   Distributions   payable  on  each
                                         Preferred  Security  will be fixed at a
                                         rate per annum of % of the  Liquidation
                                         Amount of $25 per  Preferred  Security,
                                         will be cumulative,  will accrue from ,
                                         1998, the date of original  issuance of
                                         the Preferred  Securities,  and will be
                                         payable   quarterly   in  arrears,   on
                                         January  31,  April  30,  July  31  and
                                         October  31 of  each  year,  commencing
                                         July 31, 1998. See  "Description of the
                                         Preferred  Securities --  Distributions
                                         -- Payment of Distributions."

Extension Periods......................  The Company has the right, at any time,
                                         so  long  as  no  Debenture   Event  of
                                         Default has occurred and is continuing,
                                         to defer  payments  of  interest on the
                                         Subordinated  Debentures  for a  period
                                         not exceeding 20 consecutive  quarters;
                                         provided  that no Extension  Period may
                                         extend  beyond the Stated  Maturity  of
                                         the   Subordinated    Debentures.    If
                                         interest  payments on the  Subordinated
                                         Debentures  are so deferred,  quarterly
                                         Distributions    on    the    Preferred
                                         Securities  will  be  deferred  (though
                                         such  Distributions  would  continue to
                                         accrue with interest thereon compounded
                                         quarterly, since interest will continue
                                         to   accrue   and   compound   on   the
                                         Subordinated   Debentures)  during  any
                                         such   Extension   Period.   During  an
                                         Extension  Period,  the Company will be
                                         prohibited,    subject    to    certain
                                         exceptions   described   herein,   from
                                         declaring    or    paying    any   cash
                                         distributions   with   respect  to  its
                                         capital stock or debt  securities  that
                                         rank pari  passu  with or junior to the
                                         Subordinated   Debentures.   Upon   the
                                         termination of any Extension Period and
                                         the  payment of all  amounts  then due,
                                         the   Company   may   commence   a  new
                                         Extension   Period,   subject   to  the
                                         foregoing       requirements.       See
                                         "Description     of    the    Preferred
                                         Securities    --    Distributions    --
                                         Extension  Period" and  "Description of
                                         the  Subordinated  Debentures -- Option
                                         to Extend Interest Payment Period."

                                         Should  an  Extension   Period   occur,
                                         holders of Preferred Securities will be
                                         required to include  deferred  interest
                                         income in their gross income for

                                         United   States   federal   income  tax
                                         purposes  in  advance of receipt of the
                                         cash distributions with respect to such
                                         deferred interest payments. The Company
                                         has no current  intention of exercising
                                         its right to defer payments of interest
                                         on  the   Subordinated   Debentures  by
                                         extending the interest  payment period.
                                         See   "Certain   Federal   Income   Tax
                                         Consequences--  Potential  Extension of
                                         Interest  Payment  Period and  Original
                                         Issue Discount."

Redemption.............................  The Preferred Securities are subject to mandatory  redemption,  in  whole or in
                                         part,    upon    repayment    of    the
                                         Subordinated  Debentures at maturity or
                                         their  earlier  redemption.  Subject to
                                         Federal  Reserve   approval,   if  then
                                         required   under   applicable   capital
                                         guidelines  or  policies of the Federal
                                         Reserve,  the  Subordinated  Debentures
                                         are redeemable prior to maturity at the
                                         option of the Company:  (i) on or after
                                         , 2003, in whole at any time or in part
                                         from time to time; or (ii) at any time,
                                         in whole  (but not in part),  within 90
                                         days  following the occurrence of a Tax
                                         Event, a Capital  Treatment Event or an
                                         Investment  Company Event, in each case
                                         at the  redemption  price equal to 100%
                                         of   the   principal   amount   of  the
                                         Subordinated  Debenture,  together with
                                         any accrued but unpaid  interest to the
                                         date   fixed   for   redemption.    See
                                         "Description   of   the    Subordinated
                                         Debentures--Redemption or Exchange."

Distribution of Subordinated
 Debentures............................  The  Company  has the right at any time to terminate the  Preferred  Securities
                                         and cause the  Subordinated  Debentures
                                         to  be   distributed   to   holders  of
                                         Preferred  Securities in liquidation of
                                         the  Trust,   subject  to  the  Company
                                         having  received  prior approval of the
                                         Federal  Reserve  to  do  so,  if  then
                                         required   under   applicable   capital
                                         guidelines  or  policies of the Federal
                                         Reserve.   See   "Description   of  the
                                         Preferred   Securities--Redemption   or
                                         Exchange"  and   "Description   of  the
                                         Preferred       Securities--Liquidation
                                         Distribution Upon Termination."

Guarantee..............................  The Company has  guaranteed the payment
                                         of   Distributions   and   payments  on
                                         liquidation   or   redemption   of  the
                                         Preferred  Securities,  but only to the
                                         extent of funds held by the  Trust,  as
                                         described  herein.  The Company and the
                                         Trust believe that, taken together, the
                                         obligations  of the  Company  under the
                                         Guarantee,  the  Trust  Agreement,  the
                                         Subordinated Debentures,  the Indenture
                                         and the Expense Agreement  provide,  in
                                         the aggregate,  a full, irrevocable and
                                         unconditional       guarantee,on      a
                                         subordinated   basis,  of  all  of  the
                                         obligations  of  the  Trust  under  the
                                         Preferred  Securities.  The obligations
                                         of the Company  under the Guarantee and
                                         the    Preferred     Securities     are
                                         subordinate  and  junior  in  right  of
                                         payment    to    all    Senior    Debt,
                                         Subordinated Debt and Additional Senior
                                         Obligations  of  the  Company.  If  the
                                         Company  does  not  make  principal  or
                                         interest  payments on the  Subordinated
                                         Debentures,  the  Trust  will  not have
                                         sufficient funds to make  Distributions
                                         on the Preferred  Securities;  in which
                                         event,  the Guarantee will not apply to
                                         such Distributions  until the Trust has
                                         sufficient  funds  available  therefor.
                                         See "Description of the Guarantee."

Voting Rights..........................  The holders of the Preferred Securities will have no voting  rights,  except in
                                         limited circumstances. See "Description
                                         of the  Preferred  Securities--  Voting
                                         Rights; Amendment of Trust Agreement."

Use of Proceeds........................  The  proceeds  from  the  sale  of  the
                                         Preferred  Securities  will  be used by
                                         the  Trust  to  purchase   Subordinated
                                         Debentures  from the  Company.  The net
                                         proceeds to the  Company  from the sale
                                         of the Subordinated  Debentures will be
                                         used for  general  corporate  purposes,
                                         including use in the Bank's lending and
                                         investment  activities,  and to  enable
                                         the Company to pursue opportunities for
                                         future    growth    through    possible
                                         acquisitions. See "Use of Proceeds."

Nasdaq National Market Symbol..........  Application  has been  made to have the
                                         Preferred   Securities   approved   for
                                         quotation on The Nasdaq Stock  Market's
                                         National   Market   under  the   symbol
                                         "FCNBP".

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Thefollowing selected consolidated financial data for the five years ended December 31, 1997 are derived from the audited consolidated financial statements of the Company. The data for the three month periods ended March 31, 1997 and 1998 have been derived from unaudited interim financial statements and include, in the opinion of management, all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the data for such period. The results of operations for the three month period ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the full year. The summary consolidated financial data set forth below does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information contained in the consolidated financial statements of the Company and related notes, and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's Annual Report to Shareholders for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the three months ended March 31, 1998.

                                      At or for the three
                                     months ended March 31,              At or for the years ended December 31,
                                   -------------------------   -----------------------------------------------------------
                                       1998        1997            1997        1996       1995        1994       1993
                                                        (dollars in thousands, except per share data)
Summary of Operating Results:
Total interest income               $     16,804$     14,734    $     63,19$     54,653$     51,126$     43,89$      41,691
Total interest expense(1)                 8,596       6,956          31,012      25,014     22,759     17,010      16,054
                                   -------------------------   -----------------------------------------------------------
Net interest income                       8,208       7,778          32,179      29,639     28,367     26,882      25,637
Provision for credit losses                 100         231           1,329         318        710        525         765
                                   -------------------------   -----------------------------------------------------------
Net interest income after
  provision for credit losses             8,108       7,547          30,850      29,321     27,657     26,357      24,872
Net securities gains (losses)               152          87             580         193        123        375     (1,183)
Noninterest income (excluding net
  securities gains (losses))              1,632       1,206           5,540       4,068      3,795      2,503       4,497
Noninterest expenses                      6,452       6,218          23,949      24,470     20,689     19,191      18,013
                                   -------------------------   -----------------------------------------------------------
Income before provision for income taxes  3,440       2,622          13,021       9,112     10,886     10,044      10,173
Provision for income taxes                1,086         772           4,218       3,245      3,888      3,272       3,301
                                   -------------------------   -----------------------------------------------------------
Net income                          $     2,354 $     1,850     $     8,803 $     5,867$     6,998 $     6,772$     6,872
Other comprehensive income (loss)(2)        737     (1,068)           2,912        (26)      2,680    (3,285)       1,135
                                   -------------------------   -----------------------------------------------------------
Comprehensive income(2)             $     3,091 $       782     $    11,715 $     5,841$     9,678 $     3,487$     8,007
                                   =========================   ===========================================================
Net income before merger-related
  expenses                          $     2,354 $     2,065     $     9,088 $     7,778$     7,301 $     6,999$     6,872
                                   =========================   ===========================================================
Per Share Data:
  Basic and diluted earnings              $0.40       $0.31           $1.49       $0.99      $1.19      $1.15       $1.17
  Basic and diluted earnings before
    merger-related expenses               $0.40       $0.35           $1.54       $1.31      $1.24      $1.19       $1.17
  Cash dividends declared                 $0.17       $0.14           $0.57       $0.49      $0.50      $0.44       $0.35
  Book value at period-end               $13.46      $11.70          $13.11      $11.71     $11.36     $10.18       $9.96
  Shares outstanding at period-end    5,915,442   5,894,416       5,912,284   5,901,016  5,828,197  5,796,869   5,789,812
Balance Sheet Data (At Period-End):
  Total loans, net of unearned income  $573,492    $513,140        $574,105    $497,995   $439,794   $390,177    $336,916
  Total assets                          926,898     807,332         918,084     779,169    660,984    627,050     603,497
  Total deposits                        632,971     595,899         616,512     587,074    529,988    505,202     485,543
  Federal funds purchased and securities
    sold under agreements to repurchase  34,449      46,414          65,163      40,739     21,043     25,103      32,304
  Other short-term borrowings           173,137      89,213         152,138      76,516     32,426     26,089      13,776
  Long-term debt                             --          --              --          --      5,680      7,000      10,106
  Total shareholders' equity             79,647      68,959          77,518      69,110     66,219     59,037      57,689
Performance Ratios:
  Return on average total assets          1.04%       0.94%           1.07%       0.84%      1.09%      1.14%       1.23%
  Return on average total assets before
    merger-related expenses               1.04%       1.05%           1.09%       1.11%      1.14%      1.17%       1.23%
  Return on average shareholders' equity 12.11%      10.72%          12.25%       8.92%     11.21%     11.79%      12.73%
  Return on average shareholder's equity
    before merger-related expenses       12.11%      11.96%          12.65%      11.82%     11.70%     12.18%      12.73%
  Net interest margin                     4.00%       4.32%           4.24%       4.52%      4.78%      4.96%       5.08%
  Cash dividends declared to net income  42.69%      43.51%          38.77%      49.86%     41.61%     36.62%      30.32%

Asset Quality Ratios:
  Nonperforming assets to total loans
    (net of unearned income) and
    foreclosed properties at period-end   1.39%       1.79%           1.40%       2.05%      1.11%      1.48%       1.78%
  Nonperforming assets to total assets at
    period end                            0.86%       1.14%           0.88%       1.32%      0.74%      0.93%       1.00%
  Allowance for credit losses to
    nonperforming loans at period-end     99.5%       93.7%          123.7%       71.5%     197.5%     130.4%      125.2%
  Net charge-offs (recoveries) to average
    total loans                           0.02%     (0.03)%           0.14%       0.19%      0.04%      0.01%       0.07%
Capital Ratios:
  Total capital to risk-weighted assets  11.95%      12.81%          11.92%      13.57%     14.12%     13.67%      14.87%
  Tier 1 capital to risk-weighted assets 11.08%      11.82%          11.03%      12.58%     12.97%     12.64%      13.77%
  Leverage ratio                          8.03%       8.46%           8.10%       8.74%      8.91%      8.40%       8.25%


(1) Net of $108,000 and $300,000 of capitalized construction period interest in 1996 and 1995, respectively.

(2) Statement of Financial Accounting Standards No. 130 requires that comprehensive income be reported in financial statements for periods beginning after December 15, 1997. Reclassification of prior period statements is required for comparative purposes.


                      RATIO OF EARNINGS TO FIXED CHARGES(1)

                                         Three Months
                                        Ended March 31,                            Years Ended December 31,
                                  ---------------------------      --------------------------------------------------------

                                        1998        1997               1997      1996       1995       1994        1993


Including interest on deposits          1.40        1.38               1.42      1.36       1.46       1.59        1.63


Excluding interest on deposits          4.23        5.67               4.96      7.46       9.10       11.35      14.78



(1) Fixed charges means interest, whether expensed or capitalized. Earnings is defined as pretax income with fixed charges added back, but excluding any amount of interest capitalized during the period.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors in evaluating the Company and its business and the Trust and the Preferred Securities before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements of goals, intentions, and expectations, regarding or based upon general economic conditions, interest rates, developments in national and local markets, and other matters, and which, by their nature, are subject to significant uncertainties. Because of these uncertainties and the assumptions on which statements in this Prospectus are based, actual future results may differ materially from those contemplated by such statements. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company and the Trust. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company and the Trust to a greater, or lesser, extent than indicated.


SUBORDINATION OF THE GUARANTEE AND THE SUBORDINATED DEBENTURES

     The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company, whether now existing or hereafter incurred. At , 1998, the Company had no outstanding Senior Debt, Subordinated Debt or Additional Senior Obligations. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank upon the Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of the Bank, except to the extent that the Company may itself be recognized as a creditor of the Bank. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the Bank and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior
Obligations, that may be incurred by the Company. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Subordinated Debentures--Subordination."

     The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.


OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

     The  Company  has the right under the  Indenture,  so long as no  Debenture
Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures, at any time or from time to time, for a period not exceeding 20 consecutive quarters with respect to each Extension Period; provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of % per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not, subject to limited exceptions: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee); or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of % compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of the Preferred Securities--Distributions--Extension Period" and "Description of the Subordinated Debentures--Option to Extend Interest Payment Period."

     Should an Extension Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount ("OID")) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by the Trust for United States federal income tax purposes. Under such circumstances, a holder of Preferred Securities would be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures, and believes the likelihood of its exercising such right to be remote. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which original issue discount accrues that are not subject to such optional deferrals.


REDEMPTION UPON TAX EVENT, CAPITAL TREATMENT EVENT OR INVESTMENT COMPANY EVENT

     The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or Investment Company Event (whether occurring before or after , 2003), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so, if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws the United States or any political subdivision or taxing authority thereof or therein (or any regulations thereunder) of, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that: (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures; (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or (iii) the Trust is, or within 90 days of the date of the opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above. See "--Risk Factors Relating to the Preferred Securities--Proposed Tax Legislation" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to , 2003.

     "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws of the United States or any political subdivision thereof or therein (or any regulations thereunder), or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then applicable to the Company, provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis of a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.


SHORTENING OF STATED MATURITY OF SUBORDINATED DEBENTURES

     The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than , 2003. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Subordinated Debentures--General."


RIGHTS UNDER THE GUARANTEE

     The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by FCNB Capital, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that FCNB Capital has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures--Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.


LIMITED VOTING RIGHTS

     Holders  of  Preferred  Securities  will have no voting  rights,  except in limited  circumstances  relating  only  to the  modification  of  the  Preferred
Securities and the exercise of the rights of the Trust as holder of the Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "Description of the Preferred Securities--Removal of the Trustees."


PROPOSED TAX LEGISLATION

     On February 6, 1997, President Clinton proposed certain tax law changes (the "1997 Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. The 1997 Proposed Legislation was not included in the Taxpayer Relief Act of 1997 as enacted, and was not included in President Clinton's 1999 budget proposal released in February 1998. However, if legislation similar to the 1997 Proposed Legislation is enacted in the future with retroactive effect, the Company would not be entitled to an interest deduction with respect to the Subordinated Debentures. There can be no assurance that legislation enacted after the date hereof will not adversely affect, in the manner proposed in the 1997 Proposed Legislation or otherwise, the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, , 2003. See "Description of the Subordinated Debentures--Redemption or Exchange" and "Description of the Preferred Securities--Redemption or Exchange--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences-- Effect of Proposed Changes in Tax Laws."


EXCHANGE OF PREFERRED SECURITIES FOR SUBORDINATED DEBENTURES

     The Company has the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of the Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of the Preferred Securities--Redemption or Exchange--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

     Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust is characterized as an association taxable as a corporation at the time of the dissolution of the Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of the Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of the Trust. The Preferred Securities or the Subordinated Debentures, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

     If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed.


TRADING PRICE; ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES

     The Preferred Securities may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder of Preferred Securities who uses the accrual method of accounting (and a cash method holder if the Subordinated Debentures are deemed to be issued with original issue discount ("OID")) that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest (or OID) on the Subordinated Debentures through the date of disposition in income as ordinary income and to add the amount of any accrued OID to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include all accrued OID). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Disposition of Preferred Securities."

     There is no current public market for the Preferred Securities. Although application has been made to approve the Preferred Securities for quotation on The Nasdaq Stock Market's National Market, there can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The public offering price for the Preferred Securities and the Distribution rate have been determined through negotiations between the Company and the Underwriters. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.


PREFERRED SECURITIES ARE NOT INSURED

     The Preferred Securities are not insured by the Bank Insurance Fund (the "BIF") or the Savings Association Insurance Fund (the "SAIF") of the Federal Deposit Insurance Corporation (the "FDIC") or by any other governmental agency.


EXPOSURE TO LOCAL ECONOMIC CONDITIONS

     Although the Bank makes loans throughout the State of Maryland, the Company's lending operations are concentrated primarily in the Bank's service areas. Consequently, adverse changes in economic conditions in those service areas, including a decline in the real estate market in the Bank's service areas would impair the Company's ability to collect loans and would otherwise have a negative effect on the financial condition of the Company.


INTEREST RATE RISK

     Changes in interest rates can have significant effects on the Company's profitability, which depends largely on its net interest income, the difference between the interest income received on interest earning assets and the interest expense incurred on interest bearing liabilities. The Company's net interest income and the market value of its assets and liabilities could be significantly affected by changes in interest rates. In a rising interest rate environment, the Company anticipates that its net interest income could be adversely affected as liabilities more quickly reprice to market interest rates than assets. Additionally, loans and mortgage backed securities in the Company's portfolio may prepay more rapidly than anticipated, reducing interest income as the Company is unable to reinvest the proceeds of such prepayments at comparable yields.


DIVIDEND RESTRICTIONS

     The ability of the Company to pay amounts due on the Subordinated Debentures is largely dependent on its receipt of dividends from the Bank. The amount of dividends that the Bank may pay to the Company is limited by various federal laws and by the regulations promulgated by their respective primary regulators, which impose certain minimum capital requirements.


                                 USE OF PROCEEDS

     The proceeds from the sale of the Preferred Securities will be used by the Trust to purchase the Subordinated Debentures from the Company. The net proceeds to the Company from the sale of the Subordinated Debentures are estimated to be $35,000,000 (or $40,250,000 if the Underwriters' over-allotment option is exercised in full) before deducting the Underwriters' compensation and estimated expenses. The Company proposes to use the net proceeds for general corporate purposes, including use in the Bank's lending and investment activities, and to allow the Company to pursue opportunities for future growth through possible acquisitions. Pending such uses, the net proceeds from the sale of the Subordinated Debentures may be invested in a variety of short term investment securities.


                       MARKET FOR THE PREFERRED SECURITIES

     Application has been made to have the Preferred Securities approved for quotation on the Nasdaq National Market under the symbol "FCNBP". There can be no assurance that such approval will be obtained. Sandler O'Neill & Partners, L.P. and Legg Mason Wood Walker, Incorporated, have informed the Company that they presently intend to make a market in the Preferred Securities. There can be no assurance, however, that an active and liquid trading market will develop for the Preferred Securities, or, if developed, that such a market will continue. The offering price and Distribution rate have been determined by negotiations among the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."


                              ACCOUNTING TREATMENT

     The Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate category of long-term debt in the consolidated statement of financial condition of the Company under the caption "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements. The Company will record Distributions payable on the Preferred Securities as an interest expense in the consolidated statements of operations for financial reporting purposes.

     All future reports of the Company filed under the Exchange Act will: (i) present the Trust Securities issued by the Trust on the statement of financial condition as a separate category of long-term debt entitled "Guaranteed Preferred Beneficial Interests in the Company's Subordinated Debentures;" (ii) include in a footnote to the financial statements disclosure that the sole assets of the Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures); and (iii) include in a footnote to the financial statements disclosure that the Company owns all of the Common Securities of the Trust, the sole assets of the Trust are the Subordinated Debentures, and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities.

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated capitalization of the Company at March 31, 1998 and (ii) the pro forma consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities offered by the Trust hereby, and the sale by the Company of the Subordinated Debentures to the Trust, as if such transactions had been consummated on March 31, 1998, and assuming the Underwriters' over-allotment option was not exercised.

                                                                                            At March 31, 1998
                                                                              ---------------------------------------------
                                                                                    Actual                   Pro Forma
                                                                              ------------------        -------------------
                                                                                         (dollars in thousands)
LONG-TERM DEBT:
   Guaranteed preferred beneficial interests in the Company's
      subordinated debentures                                                   $            -                $    35,000
                                                                              ==================        ===================
SHAREHOLDERS' EQUITY:
  Preferred Stock, par value $1.00 per share; 1,000,000 authorized;
      none issued                                                                            0                          0
  Common Stock, par value $1.00 per share;
    20,000,000 shares authorized; 5,915,442 shares issued and                            5,915                      5,915
    outstanding
  Capital surplus                                                                       43,445                     43,445
  Retained earnings                                                                     26,134                     26,134
  Accumulated other comprehensive income                                                 4,153                      4,153
                                                                              ------------------        -------------------
     Total shareholders' equity                                                       $ 79,647                   $ 79,647
                                                                              ==================        ===================
CAPITAL RATIOS:
  Leverage ratio(1)(2)                                                                   8.03%                     10.71%
  Tier 1 capital to risk-weighted assets(2)                                             11.08%                     14.77%
  Total capital to risk-weighted assets(2)                                              11.95%                     17.33%

(1) The leverage ratio is Tier 1 capital divided by quarterly average total assets less intangibles.
(2) The total risk-based capital ratio, as adjusted, is computed including the total estimated net proceeds from the sale of the Preferred Securities. Federal Reserve guidelines limit the amount of the Preferred Securities and cumulative perpetual preferred stock included in Tier 1 capital to an aggregate of 25% of Tier 1 capital, and accordingly the leverage and Tier 1 capital ratios, as adjusted, are computed excluding $11,000,000 of the Preferred Securities.

     The Federal Reserve has allowed cumulative preferred stock meeting certain criteria and issued by subsidiaries of bank holding companies to be included as Tier 1 capital for purposes of regulatory capital calculations, up to a maximum, along with other cumulative preferred stock issued by the bank holding company, of 25% of Tier 1 capital. The Company believes the Preferred Securities will meet the Federal Reserve's criteria for inclusion in Tier 1 capital, subject to such 25% limitation.


                                   THE COMPANY

     The Company was organized in 1986 to serve as the holding company for FCNB Bank (the "Bank"), its principal operating subsidiary. The Bank, which was originally chartered in 1818, was converted from a national bank charter to a Maryland commercial bank in 1993, and is engaged in a general commercial and consumer banking business, serving individuals and businesses in Frederick, Anne Arundel, Carroll, Howard, Montgomery and Prince George's counties in Maryland. The Bank is the sixth largest commercial banking institution headquartered in Maryland. The Bank is engaged in the financing of commerce and industry, providing credit facilities and related services principally for businesses located in its market areas. The Bank offers all forms of commercial lending, including lines of credit, revolving credits, term loans, accounts receivable financing, real estate loans and other forms of secured financing. The Bank also provides a wide range of personal banking services to consumers, including checking and savings account products, installment and personal loans, credit cards, home equity and mortgage loans, automobile loans, safe deposit boxes and other services. At March 31, 1998, the Company had assets of approximately $926.9 million, total deposits of approximately $633.0 million, and total shareholders' equity of approximately $79.6 million. The principal executive office of the Company is located at 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     In February 1998, the Bank entered into an agreement to assume the deposit liabilities, and purchase certain assets, relating to four branches of First Virginia Bank-Maryland located in Montgomery County, Maryland, and three branches of its sister bank, Farmer's Bank of Maryland, located in Baltimore County, Maryland. The seven branches held approximately $48 million in deposits at December 31, 1997. The purchase and assumption transaction is expected to be consummated in June 1998, bringing the total number of branches operated by the Company to 28, its total deposits to approximately $681 million and its total assets to approximately $975 million.

     Over the past five years, the Company has achieved significant growth in assets. From 1993 to 1997, the Company's assets grew at an 11.1% compound annual growth rate, and increased by $8.8 million, or 0.96% in the first three months of 1998. The Company has achieved its growth both internally and through acquisition. In addition to the pending branch purchase transaction, the Company has completed three whole bank acquisitions since 1995, consummating the acquisition of Elkridge Bank in March 1995, of Laurel Federal Savings Bank in January 1996 and of Odenton Federal Savings and Loan Association in April 1996, as well as a number of smaller branch transactions. The Company has also had a history of earnings growth. Net income (before extraordinary charges and merger related expenses) grew at a compound annual growth rate of 7.2% from 1993 to 1997. For the five year period from 1993 to 1997, the Company's average annual return on average assets (before merger-related expenses) was 1.15%. The annualized return on average equity and the annualized return on average assets for the three months ended March 31, 1998 were 12.11% and 1.04%, respectively.

     The Company routinely explores opportunities for additional growth and expansion of its core banking business and related activities, including through the exploration of opportnities for the acquisition of companies engaged in banking or other related activities, and internally generated growth. There can be no assurance, however, that the Company will be able to grow, or if it does, that any such growth or expansion will result in an increase in the Company's earnings, dividends, book value or market value of its securities.


                                    THE TRUST

     FCNB Capital Trust (the "Trust") is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of , 1998, executed by the Company, as depositor, and the trustees of the Trust (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on , 1998. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities, which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of the Preferred Securities--Subordination of Common Securities."

     The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the

Subordinated Debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of the Trust and payments under the Subordinated Debentures will be the only revenue of the Trust. The Trust has a term of 35 years, but may terminate earlier as provided in the Trust Agreement.

     The principal executive office of the Trust is 7200 FCNB Court, Frederick, Maryland 21703, and its telephone number is (301) 662-2191.

     The number of Trustees will, pursuant to the Trust Agreement, as amended, initially be five. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). State Street Bank and Trust Company, a state chartered trust company organized under the laws of the Commonwealth of Massachusetts, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, State Street Bank and Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture. The fifth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Wilmington Trust Company, a Delaware chartered trust company, will act as Delaware Trustee.

     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of the Preferred Securities."


                     DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, State Street Bank and Trust Company, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement, the Trust Act, and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of the Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust, and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

     The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities, except as described under
"--Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Trust does not have funds on hand available to make such payments. State Street Bank and Trust Company, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."


DISTRIBUTIONS

     Payment of Distributions. Distributions on each Preferred Security will be payable at the annual rate of % of the stated Liquidation Amount of $25, payable quarterly in arrears on the last day of January, April, July and October of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of holders of the Preferred Securities on the relevant record dates, which will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from , 1998, the date of original issuance. The first Distribution Date for the Preferred Securities will be July 31, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed, or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

     Extension Period. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extension Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extension Period.
Distributions to which holders of the Preferred Securities are entitled, but which are deferred during the Extension Period, will accumulate additional Distributions thereon at the rate per annum of % thereof, compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extension Period, the Company may not: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures; or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures; or (iv) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities (except that the Company may make: (a) dividends or distributions payable in common stock of the Company; (b) any declaration of a dividend in connection with the implementation of a stockholder rights plan, any issuance under any such plan, or the repurchase or redemption of any such rights pursuant thereto; (c) payments under the Guarantee; and (d) purchases of common stock of the Company in connection with the distribution or sale of shares of Company common stock pursuant to the benefit plans of the Company and any subsidiary for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided that such Extension Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

     The  Company  has no current  intention  of  exercising  its right to defer
payments  of  interest  by  extending  the  interest   payment   period  on  the
Subordinated Debentures.

     Source Of Distributions. The funds of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."


REDEMPTION OR EXCHANGE

     General. The Subordinated Debentures will mature on , 2028. The Company will have the right to redeem the Subordinated Debentures (i) on or after , 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after , 2003. See "Description of the Subordinated Debentures--General."

     Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities, plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures--Redemption or Exchange." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

     Distribution of Subordinated Debentures. Subject to the Company having received prior approval of the Federal Reserve, if so required under applicable capital guidelines or policies of the Federal Reserve, the Company will have the right at any time to dissolve, wind-up or terminate the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of the Trust. See "--Liquidation Distribution Upon Termination."

     Tax Event  Redemption,  Capital  Treatment  Event  Redemption or Investment
Company Event Redemption. If a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities at any time, in whole (but not in part,) at the Redemption Price, within 90 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. In the event a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate the Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of the Trust as described below under "--Liquidation Distribution Upon Termination," such Preferred Securities will remain outstanding and Additional Interest (as defined herein) may be payable on the Subordinated Debentures.

     "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debentures.

     "Liquidation Amount" means the stated amount of $25 per Trust Security.

     After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. The Preferred Securities that an investor may purchase, or the
Subordinated Debentures that an investor may receive on dissolution and liquidation of the Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.


REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See "--Subordination of Common Securities."

     If the Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, eastern standard time, on the Redemption Date, to the extent funds are available, the Property Trustee will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price, and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."

     Subject to applicable law (including, without limitation, United States federal securities law), and, further provided that the Company does not and is not continuing to exercise its right to defer interest payments, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Preferred Securities will be made to the recordholders thereof as they appear on the register for the Preferred Securities on the record date, which date will be the date 15 days prior to the Redemption Date. In the event of the liquidation of the Trust, the Subordinated Debentures will be distributed to holders of Preferred Securities as they appear on the register for the Preferred Securities on the record date, which will be not more than 45 days prior to the Liquidation Date.

     If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days, but not more than 60 days, before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

     In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.


LIQUIDATION DISTRIBUTION UPON TERMINATION

     The Company will have the right at any time to dissolve, wind-up or terminate the Trust and cause the Subordinated Debentures to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

     Additionally, pursuant to the Trust Agreement, the Trust will automatically dissolve upon expiration of its term, and will dissolve earlier on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Subordinated Debentures to the holders of its Trust Securities, if the Company, as depositor, has given written direction to the Property Trustee to terminate the Trust (which direction is optional and wholly within the discretion of the Company, as depositor); (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities--Redemption or Exchange-- Mandatory Redemption;" or (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction (each an "Early Termination Event").

     If an Early Termination Event described in clause (i), (ii) or (iv) of the preceding paragraph occurs, the Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions
thereon  to  the  date  of  payment   (such   amount   being  the   "Liquidation
Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "--Subordination of Common Securities."

     Under current United States federal income tax law and interpretations and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate the Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

     If the Company elects to dissolve the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures--General."


LIQUIDATION VALUE

     The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of the Trust is $25 per Preferred Security, plus accrued and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "--Liquidation Distribution Upon Termination."


EVENTS OF DEFAULT; NOTICE

     Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

     (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures-- Debenture Events of Default"); or

     (ii) default by the Trust or the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by the Trust or the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon termination of the Trust. See "--Liquidation Distribution Upon Termination." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.


REMOVAL OF THE TRUSTEES

     Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the Company as the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative
Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.


CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power along with the Property Trustee to appoint one or more Persons (as defined in the Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.


MERGER OR CONSOLIDATION OF TRUSTEES

     Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.


MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except as described below. The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State; provided, that: (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred

Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise; (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures; (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred
Securities are then listed, if any; (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and (vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee, the Indenture, the Subordinated Debentures, the Trust Agreement and the Expense Agreement. Notwithstanding the foregoing, the Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.


VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities: (i) with respect to acceptance of appointment by a successor trustee; (ii) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement); or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Trustees and the Company with: (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities; and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee: (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures; (ii) waive any past default that is waivable under the Indenture; (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable; or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.


BOOK-ENTRY SECURITIES; DELIVERY AND FORM

     The Preferred Securities will be issued in the form of one or more global certificates ("Global Preferred Securities") registered in the name of and deposited with, or on behalf of, the Depository Trust Company as depository ("DTC"). Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC. Except as described below, certificates for Preferred Securities will not be issued in exchange for the global certificates. See "Book-Entry Issuance."

     Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by DTC to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any nominee to a successor depository or any nominee of such successor.

     The Global Preferred Security will be exchangeable for Preferred Securities registered in the names of persons other than DTC or its nominee only if: (i) DTC notifies the Trust that it is unwilling or unable to continue as a depository for such global security and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository; (ii) the Company in its sole discretion determines that such global security shall be so exchangeable; or (iii) there shall have occurred and be continuing a Debenture Event of Default. Any Global Preferred Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such global security. In the event that Preferred Securities are issued in definitive form, such Preferred Securities will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments on Preferred Securities represented by a Global Preferred Security will be made to DTC, as the depository for the Preferred Securities. In the event Preferred Securities are issued in certificated form, the Liquidation Amount and Distributions will be payable, the transfer of the Preferred Securities will be registrable, and Preferred Securities will be exchangeable for Preferred Securities of other denominations of a like aggregate Liquidation Amount, at the corporate office of the Property Trustee, or at the offices of any paying agent or transfer agent appointed by the Company, provided that payment of any Distribution may be made by check mailed to the address of the persons entitled thereto or by wire transfer.

     Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of DTC, DTC for such Global
Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definite form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     So long as DTC for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of and interest on individual Preferred Securities represented by a Global Preferred Security registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of the Company, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of Liquidation Amount, Redemption Price, premium or Distributions in respect of a permanent Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security for such Preferred Securities as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Preferred Securities in exchange for the Global Preferred Security. In addition, the Issuer may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement, determine not to have any Preferred Securities represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities in exchange for the Global Preferred Security or Securities representing such Preferred Securities. Further, if the Issuer so specifies with respect to the Preferred Securities, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities may, on terms acceptable to the Issuer, the Property Trustee and DTC for such Global Preferred Security, receive individual Preferred Securities in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities represented by such Global Preferred Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities so issued will be issued in denominations of $25 and integral multiplies thereof.


PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, payments in respect of the Preferred Securities will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.


REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.


INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon the occurrence and during the continuance of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.


                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

     Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture, to be dated as of , 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


GENERAL

     The Subordinated Debentures will be limited in aggregate principal amount to approximately $36,082,500 (or $41,495,000 if the over-allotment option described under the heading "Underwriting" is exercised by the Underwriters), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in arrears on the last day of January, April, July and October of each year (each, an "Interest Payment Date") beginning July 31, 1998, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the month in which the Interest Payment Date occurs. It is anticipated that, until the liquidation of the Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of % thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest, as applicable.

     The Subordinated Debentures will mature on , 2028 (such date, as it may be shortened as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than , 2003, subject to the Company having received prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve. In the event that the Company elects to shorten the Stated Maturity of the Subordinated Debentures, it will give notice thereof to the Debenture Trustee, the Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after , 2003, except if a Tax Event, Capital Treatment Event or an Investment Company Event has occurred and is continuing.

     The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank, upon the Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claim of creditors of the Bank, except to the extent that the Company may itself be recognized as a creditor of the Bank. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Bank, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures.

     The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future, or otherwise. See "-- Subordination." The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.


OPTION TO EXTEND INTEREST PAYMENT PERIOD

     The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extension Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Potential Extension of Interest Payment Period and Original Issue Discount."

     During any such Extension Period, the Company may not: (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock; (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures; or (iii) make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures; or (iv) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities (except that the Company may make: (a) dividends or distributions payable in common stock of the Company; (b) any declaration of a dividend in connection with the implementation of a stockholder rights plan, any issuance under any such plan, or the repurchase or redemption of any such rights pursuant thereto; (c) payments under the Guarantee; and (d) purchases of common stock of the Company in connection with the distribution or sale of shares of Company common stock pursuant to the benefit plans of the Company and any subsidiary for its directors, officers or employees). Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extension Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to The Nasdaq Stock Market's National Market (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.


ADDITIONAL SUMS

     If the Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay as additional amounts (referred to herein as "Additional Interest") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by the Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts the Trust would have received had such additional taxes, duties or other governmental charges not been imposed.


REDEMPTION OR EXCHANGE

     The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after , 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 90 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that: (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; (ii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures; or (iii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

     "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company, provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis of a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

     The Subordinated Debentures will not be subject to any sinking fund.


DISTRIBUTION UPON LIQUIDATION

     As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination," under certain circumstances involving the termination of the Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve, if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.


RESTRICTIONS ON CERTAIN PAYMENTS

     If at any time: (i) there has occurred a Debenture Event of Default; (ii) the Company is in default with respect to its obligations under the Guarantee; or (iii) the Company has given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing, the Company will not: (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock; (b) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee); or (c) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

SUBORDINATION

     The Indenture provides that the Subordinated Debentures issued thereunder are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     In the  event  of the  acceleration  of the  maturity  of any  Subordinated
Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) every obligation of such person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) and every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include:
(i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company; (ii) any Debt of the Company to any of its subsidiaries; (iii) any Debt to any employee of the Company; (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject; and (v) Debt which constitutes Subordinated Debt.

     "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

     "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

     The Indenture places no limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. At , 1998, the Company had no outstanding Senior Debt, Subordinated Debt or Additional Senior Obligations. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of the Subsidiary Banks.


PAYMENT AND PAYING AGENTS

     Payment of principal of and any interest on the Subordinated Debentures will be made at the office of the Company's paying agent in New York, New York, except that, at the option of the Company, payment of any interest may be made:
(i) by check mailed to the address of the Person entitled thereto as such address appears in the register of holders of the Subordinated Debentures; or
(ii) by transfer to an account maintained by the Person entitled thereto as specified in the register of holders of the Subordinated Debentures, provided that proper transfer instructions have been received by the regular record date. Payment of any interest on Subordinated Debentures will be made to the Person in whose name such Subordinated Debenture is registered at the close of business on the regular record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents for the Subordinated Debentures or rescind the designation of any paying agent for the Subordinated Debentures. In the event that the Company fails to maintain a paying agent in New York, New York, Subordinated Debentures may be presented for payment of principal and interest at the Corporate Trust Office of the Debenture Trustee in Boston, Massachusetts.

     Any moneys deposited with the Debenture Trustee or any paying agent for the Subordinated Debentures, or then held by the Company in trust, for the payment of the principal of or interest on the Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable will be repaid to the Company on May 31 of each year or (if then held in trust by the Company) will be discharged from such trust and the holder of such Subordinated Debenture will thereafter look, as a general unsecured creditor, only to the Company for payment thereof.


REGISTRAR AND TRANSFER AGENT

     The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), in New York, New York or at the office of the registrar in Boston, Massachusetts. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Company maintains a transfer agent in New York, New York. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

     In the event that the Subordinated Debentures are distributed to Holders of the Preferred Securities in liquidation of the Trust, the Subordinated Debentures will initially be represented by one or more fully registered global certificates representing the full aggregate amount of the Subordinated Debentures, and the Subordinated Debentures will be transferable, and payments of interest on and principal of the Subordinated Debentures will be effected in substantially the same manner as with respect to the Preferred Securities. The Subordinated Debentures would remain subject to the book-entry system until such time as use of the book-entry system is discontinued as set forth herein.


MODIFICATION OF INDENTURE

     The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Company and the Indenture Trustee may also amend, waive or supplement the Indenture relating to the Subordinated Debentures, without the consent of holders of the Preferred Securities or Subordinated Debentures, to provide for the book-entry transfer of the Subordinated Debentures. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding
Subordinated Debenture affected by such proposed modification: (i) extend the fixed maturity of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon; or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; and provided further that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Subordinated Debenture is required, such modification will not be effective until each holder of Trust Securities has consented thereto.


DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

     (i) failure for 30 days to pay any interest on the Subordinated Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); or

     (ii) failure to pay any principal on the Subordinated Debentures when due whether at maturity, upon redemption by declaration or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

     (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

     The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.


ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act. The Company has the right under the Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action.

     The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of the Preferred Securities--Events of Default; Notice."


CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless: (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, has occurred and is continuing; and (iii) certain other conditions as prescribed in the Indenture are met.


SATISFACTION AND DISCHARGE

     The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.


GOVERNING LAW

     The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.


INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.


MISCELLANEOUS

     The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding: (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities); (ii) not to voluntarily terminate, wind up or liquidate the Trust, except upon prior approval of the Federal Reserve, if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement; and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                               BOOK-ENTRY ISSUANCE

     The Depository Trust Company ("DTC") will act as securities depository for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the Preferred Securities of the Trust, representing in the aggregate the total number of the Trust's Preferred Securities, and will be deposited with DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

"clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distribution payments on the Preferred Securities will be made by the Trustee to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Trustee or the Trust subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to any of the Preferred Securities at any time by giving reasonable notice to the Trustee and the Company. In the event that a successor securities depository is not obtained, definitive Preferred Security certificates representing such Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After a Debenture Event of Default, the holders of a majority in liquidation preference of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such Preferred Securities will be printed and delivered.

     It is anticipated that if the Subordinated Debentures are distributed to Holders of the Preferred Securities in liquidation of the Trust, the Indenture will be amended to provide for book-entry issuance and transfer of the Subordinated Debentures. In such event, the Subordinated Debentures will initially be represented by one or more fully registered global certificates representing the full aggregate amount of the Subordinated Debentures, and the Subordinated Debentures will be transferable, and payments of interest on and principal of the Subordinated Debentures will be effected in substantially the same manner as with respect to the Preferred Securities. The Subordinated Debentures would remain subject to the book-entry system until such time as use of the book-entry system is discontinued as set forth herein.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Trust and the Company believe to be accurate, but the Trust and the Company assume no responsibility for the accuracy thereof. Neither the Trust nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


                          DESCRIPTION OF THE GUARANTEE

     The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities, for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, State Street Bank and Trust Company, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


GENERAL

     The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will not apply to any payment of Distributions except to the extent the Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not pay Distributions on the Preferred Securities and will not have funds available therefor.


STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust, or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank upon the Bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of the Bank, except to the extent the Company may itself be recognized as a creditor of the Bank. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.


AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.


EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.


TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon (a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of the Trust, or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

EXPENSE AGREEMENT

     The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Preferred Securities or other similar interests in the Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.


    RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED DEBENTURES
                                AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and the Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of the Trust (except the obligations of the Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.


ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.


LIMITED PURPOSE OF THE TRUST

     The Preferred Securities evidence a preferred undivided beneficial interest in the assets of the Trust. The Trust exists for the exclusive purposes of: (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust; (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company; and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of the Preferred Securities-- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the obligations of the Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material United States federal income tax considerations that may be relevant to the purchasers of Preferred Securities, which has been passed upon by Kennedy, Baris & Lundy, L.L.P., counsel to the Company and the Trust, insofar as it relates to matters of law and legal conclusions. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership, and disposition of Preferred Securities may differ from the treatment described below.

     No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset.

     The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar, or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences, or the tax laws of any state or local government or of any foreign government, that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.


CLASSIFICATION OF THE SUBORDINATED DEBENTURES

     The Company intends to take the position that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company under current law, and, by acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.


CLASSIFICATION OF THE TRUST

     Under current law and assuming full compliance with the terms of the Trust Agreement and Indenture (and certain other documents described herein), the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include in its gross income items of income realized with respect to its allocable share of the Subordinated Debentures.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     Applicable Treasury regulations generally provide that stated interest on a debt instrument is not "qualified stated interest" and, therefore, will give rise to original issue discount ("OID") unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment (other than late payment that occurs within a reasonable grace period) or non-payment a "remote contingency."

     The Company has the right, at any time and from time to time during the term of the Subordinated Debentures, to defer payments of interest by extending interest payment periods for a period not exceeding 20 consecutive quarters. Unless the likelihood of exercise of such right to defer is remote, the Subordinated debentures would be treated as issued with OID. A holder of a debt instrument issued with OID must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of its method of accounting. Under the Indenture, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock,, (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures, or make any guarantee payments with respect to any guarantee by the Company of any debt securities of any subsidiary of the Company, if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments on the Guarantee) or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. See "Description of Subordinated Debentures--Option to Extend Interest Payment Period." The Company currently believes that the adverse impact that the imposition of such restrictions would have on the Company and the value of its equity securities, makes the likelihood of its exercising its right to defer payments of interest on the Subordinated Debentures remote. Accordingly, the Company believes that the stated interest on the Subordinated Debentures should be considered unconditionally payable for purposes of the Code and that the Subordinated Debentures should not be considered as having been issued with OID. If so, stated interest paid or payable prior to the exercise, if any, by the Company of its right to defer payments, will be taxable to holders as ordinary income, generally at the time it is received or accrued, in accordance with each holder's regular method of accounting for federal income tax purposes. There can be no assurance that the Internal revenue Service will agree with this position.

     If, notwithstanding the foregoing, the Company does exercise its right to defer payments of interest on the Subordinated Debentures, the Subordinated Debentures will be considered to be retired and reissued for their adjusted issue price at such time, and the Subordinated Debentures thereafter will be considered to have been issued with OID. In such case, all of the interest payments thereafter payable will be treated as OID. If the payments are treated as OID (either because the Company exercises the right to defer interest payments or because the exercise of such right was not remote at the time of issuance), holders must include that discount in income on an economic accrual basis before the receipt of cash attributable to the interests, regardless of their method of tax accounting. Any holder who disposes of Preferred Securities prior to the record date for the payment of Distributions thereon, following such Extension Period, will include OID in Gross Income but will not receive any cash related thereto from the Trust. The amount of OID that would accrue in any quarter will approximately equal the amount of the interest that accrues in that quarter at the stated interest rate. In the event that the interest payment period is extended, holders will accrue OID approximately equal to the amount of the interest payment due at the end of the Extension Period on an economic accrual basis over the length of the Extension Period.

     Holders of Preferred Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Preferred Securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

     Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

RECEIPT OF SUBORDINATED DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

     Under certain circumstances, as described under "Description of the Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of the Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an aggregate tax basis in the Subordinated Debentures received in the liquidation equal to such holder's aggregate tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period for which such holder held the Preferred Securities.

     If, however, a Tax Event occurs which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of the Preferred Securities--Redemption or Exchange" and "--Liquidation Distribution Upon Termination."


DISPOSITION OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities (other than amounts attributable to accrued but unpaid interest which has not yet been included in income, which will be treated as ordinary income) and the holder's adjusted tax basis in such Preferred Securities. A holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by OID (if any) previously includable in such holder's gross income to the date of disposition (and the accrual of market discount, if any, if an election to accrue market discount in income currently is made) and decreased by payments received on the Preferred Securities to the date of disposition (other than payments of qualified stated interest). Such gain or loss will generally be a capital gain or loss if the Preferred Securities are held as a capital asset.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Debentures. A holder that uses the accrual method of accounting (and a cash method holder if the Subordinated Debentures are deemed to have been issued with OID) that disposes of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income, and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Debentures deemed disposed of. To the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the holder's adjusted tax basis (which basis will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.


EFFECT OF PROPOSED CHANGES IN TAX LAWS

     On February 6, 1997, President Clinton proposed certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations if such debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. The 1997 Proposed Legislation was not included in the Taxpayer Relief Act of 1997 as enacted, and was not included in President Clinton's 1999 budget proposal released in February 1998. However, if legislation similar to the 1997 Proposed Legislation is enacted in the future with retroactive effect, the Company would not be entitled to an interest deduction with respect to the Subordinated Debentures. There can be no assurance that legislation enacted after the date hereof will not adversely affect, in the manner proposed in the 1997 Proposed Legislation or otherwise, the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve, if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, , 2003. See "Description of the
Subordinated Debentures--Redemption or Exchange" and "Description of the Preferred Securities--Redemption or Exchange--Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences-- Effect of Proposed Changes in Tax Laws."


BACKUP WITHHOLDING AND INFORMATION REPORTING

     The amount of interest (or OID) accrued on the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the Internal Revenue Service on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.


                              ERISA CONSIDERATIONS

     Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code ("Plans") generally may purchase Preferred Securities, subject to the investing fiduciary's determination that the investment in Preferred Securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the Plan.

     In any case, the Company and/or any of its affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Code) with respect to certain Plans (generally, Plans maintained or sponsored by, or contributed to by, any such persons with respect to which the Company or an affiliate is a fiduciary, or Plans for which the Company or an affiliate provides services). The acquisition and ownership of Preferred Securities by a Plan (or by an individual retirement arrangement or other Plans described in Section 4975(e)(1) of the Code) with respect to which the Company or any of its affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption.

     As a result, Plans with respect to which the Company or any of its affiliates is a party in interest or a disqualified person should not acquire Preferred Securities unless such Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any other Plans or other entities whose assets include Plan assets subject to ERISA or Section 4975 of the Code proposing to acquire Preferred Securities should consult with their own counsel.


                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from the Trust the number of Preferred
Securities set forth opposite their respective names below. The several Underwriters have agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of a default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the nondefaulting Underwriters may be increased, or the Underwriting Agreement may be terminated.

                 Underwriter                                  Number of
                                                        Preferred Securities
----------------------------------------------       ---------------------------

      Sandler O'Neill & Partners, L.P.
    Legg Mason Wood Walker, Incorporated             ---------------------------
                    Total
                                                     ===========================

     The Underwriters have advised the Trust that they propose initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay, as compensation to the Underwriters for arranging the investment therein of such proceeds, $ per Preferred Security (or $ in the aggregate, or $ in the aggregate if the Underwriters' over-allotment option, described below, is exercised in full), in immediately available funds.

     The Trust has granted the Underwriters an option to purchase up to an additional 210,000 Preferred Securities at the initial public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent that the Underwriters exercise their option to purchase additional Preferred Securities, the Trust will issue and sell to the Company additional Common Securities in such aggregate Liquidation Amount as is required for the Company to continue to hold Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of the Trust, and the Company will issue and sell to the Trust Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option and the additional Common Securities.

     In connection with the offering of the Preferred Securities, the Underwriters and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriters create a short position for their own account by selling more Preferred Securities than they are committed to purchase from the Trust. In such case, to cover all or part of the short position, the Underwriters may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriters may also engage in stabilizing transactions in which they bid for and purchase Preferred Securities at a level above that which might otherwise prevail in the open market, for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriters also may reclaim any selling concession allowed to an Underwriter or dealer if the Underwriters repurchase shares distributed by that Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriters are not required to engage in the foregoing transactions and, if commenced, such transactions may be discontinued without notice.

     During a period of 180 days from the date of this Prospectus, neither the Trust nor the Company will, subject to certain exceptions, without the prior written consent of the Underwriters, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for Subordinated Debentures and the Preferred Securities offered hereby).

     Because the National Association of Securities Dealers, Inc. (the "NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Rules of Conduct.

     Application has been made to have the Preferred Securities approved for quotation on The Nasdaq Stock Market's National Market. The Underwriters have advised the Trust that they presently intend to make a market in the Preferred Securities after the commencement of trading on The Nasdaq Stock Market's National Market, but no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriters, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.

     The Trust and the Company have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     The Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its subsidiaries in the ordinary course of business.


                             VALIDITY OF SECURITIES

     Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the formation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Company and the Trust. Certain legal matters for the Company and the Trust, including the validity of the Guarantee and the Subordinated Debentures, will be passed upon for the Company and the Trust by Kennedy, Baris & Lundy, L.L.P., Bethesda, Maryland, counsel to the Company and the Trust. Certain legal matters will be passed upon for the Underwriters by Breyer & Aguggia, Washington, D.C. Kennedy, Baris & Lundy, L.L.P. and Breyer & Aguggia will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company by Kennedy, Baris & Lundy, L.L.P.

                                     EXPERTS

     The consolidated financial statements at December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been audited by Keller Bruner & Company, LLC. independent auditors, as stated in its report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given its authority as an expert in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     All reports filed by the Company with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Preferred Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO MARK
A. SEVERSON, SENIOR VICE PRESIDENT, FCNB CORP, 7200 FCNB COURT, FREDERICK, MARYLAND 21703. TELEPHONE REQUESTS MAY BE DIRECTED TO (301) 662-2191.


                              AVAILABLE INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company and the Trust with the Commission under the Securities Act, with respect to the Preferred Securities and the Subordinated Debentures. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company, the Trust, the Preferred Securities and the Subordinated Debentures. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, upon payment of prescribed rates. The Commission maintains in Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because: (i) all of the voting securities of the Trust will be owned by the Company, a reporting company under the Exchange Act; (ii) the Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in Subordinated Debentures issued by the Company; and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of the Trust under the Indenture and pursuant to the Trust Agreement, the Guarantee issued by the Company with respect to the Preferred Securities, the Subordinated Debentures purchased by the Trust and the related Indenture, taken together, constitute, in the belief of the Company and the Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

     The Trust is not currently subject to the information reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive an exemption therefrom.

======================================= =======================================

           TABLE OF CONTENTS

                                   Page
Prospectus Summary................
Ratio of  Earnings to Fixed
  Charges.........................
Selected Consolidated
  Financial Data..................
Risk Factors......................
Use of Proceeds...................
Market  for  the  Preferred              1,400,000 Preferred Securities
  Securities......................
Accounting Treatment..............           FCNB CAPITAL TRUST
Capitalization....................       % Cumulative Trust Preferred
The Company.......................               Securities
Description of the Preferred             (Liquidation Amount $25 per
  Securities.....................           Preferred Security)
Description of the Subordinated           guaranteed, as described
  Debentures......................               herein, by
Book-Entry Issuance...............
Description of the Guarantee......
Relationship    Among   the
  Preferred     Securities,
  Subordinated   Debentures
  and the Guarantee...............
Certain Federal  Income Tax                    FCNB CORP LOGO
  Consequences....................
ERISA Considerations..............
Underwriting......................
Validity of Securities............
Experts...........................
Incorporation of Certain Documents          -------------------
  by Reference....................
Available Information.............               Prospectus
                                             ___________, 1998
 -------------------------------            -------------------

NO PERSON HAS BEEN  AUTHORIZED  TO GIVE
ANY   INFORMATION   OR  TO   MAKE   ANY
REPRESENTATION    OTHER    THAN   THOSE
CONTAINED  IN THIS  PROSPECTUS  AND, IF
GIVEN  OR  MADE,  SUCH  INFORMATION  OR
REPRESENTATIONS MUST NOT BE RELIED UPON Sandler O'Neill & Partners, L.P. AS HAVING BEEN AUTHORIZED BY THE TRUST,
THE   COMPANY   OR  THE   UNDERWRITERS.
NEITHER THE DELIVERY OF THIS PROSPECTUS
NOR  ANY  SALE  MADE  HEREUNDER  SHALL,
UNDER  ANY  CIRCUMSTANCES,  CREATE  ANY
IMPLICATION  THAT  THERE  HAS  BEEN  NO    Legg Mason Wood Walker
CHANGE IN THE  AFFAIRS  OF THE  COMPANY         Incorporated
SINCE THE DATE OF THIS PROSPECTUS. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER
TO SELL OR A  SOLICITATION  OF AN OFFER
TO BUY ANY SECURITIES OFFERED HEREBY IN
ANY JURISDICTION IN WHICH SUCH OFFER OR
SOLICITATION  IS NOT  AUTHORIZED  OR IN
WHICH THE PERSON  MAKING  SUCH OFFER OR
SOLICITATION  IS NOT QUALIFIED TO DO SO
OR TO ANYONE TO WHOM IT IS  UNLAWFUL TO
MAKE SUCH OFFER OR SOLICITATION.

    -------------------------------

======================================= =======================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses payable by the Company in connection with the Offering described in this Registration Statement (other than underwriting discounts and commissions) are as follows:

SEC Registration Fee..................................................$   11,874
NASD Filing Fee............................................................4,525
Nasdaq Listing Fee........................................................13,400
*Blue Sky Filing Fees and Expenses (Including counsel fees)................7,500
*Legal Fees..............................................................120,000
*Printing, Engraving and Edgar............................................17,500
*Accounting Fees and Expenses.............................................30,000
*Other Expenses.......................................................... 12,701

                  Total................................................$ 217,500

----------
*    Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Articles of Incorporation and Bylaws of FCNB provide for the indemnification of the officers and directors of FCNB to the fullest extent permitted by the Maryland General Corporation Law (the "MGCL"), and for the indemnification of other persons to the extent permitted by law and as determined by the Board of Directors. The MGCL provides, in general, that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, who was, is or is threatened to be made a defendant or
respondent  to  any  action,  suit  or  proceeding,   whether  civil,  criminal,
administrative or investigative, by reason of the fact that he served as a director, officer, employee or agent of the corporation, or served at the corporation's request in any capacity of another enterprise or employee benefit plan, unless (i) the act or omission giving rise to the liability of such person was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe the act or omission was unlawful. Notwithstanding the foregoing, no indemnification shall be authorized in the case of any proceeding by or in the right of the corporation, if the person has been adjudged liable to the corporation, except that a court may order indemnification against expenses (including attorney fees) only. The indemnification is mandatory in the case of success, on the merits or otherwise, in the defense of any proceeding. Indemnification is against judgements, penalties, fines, settlements, and reasonable expenses actually incurred (including attorney's fees) in connection with the proceeding. A corporation has the power to purchase and maintain insurance or maintain other arrangements in respect of such indemnification. The indemnification provided by the MGCL is not exclusive of other rights to indemnification to which any person may otherwise be entitled.


ITEM 16.  EXHIBITS.

         Number            Description
         ------            -----------

         1        Form of Underwriting Agreement (1)

         4.1      Form of Indenture for Subordinated Debentures

         Number            Description
         ------            -----------

         4.2 Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1)

         4.3      Certificate of Trust of FCNB Capital Trust

         4.4      Trust Agreement, of FCNB Capital Trust

         4.5      Form of Amended and Restated  Trust  Agreement of FCNB Capital
                  Trust

         4.6 Form of Preferred Security Certificate of FCNB Capital Trust (included as an exhibit to Exhibit 4.5)

         4.7      Form of Preferred Securities Guarantee Agreement

         4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5)

         5.1      Form of Opinion of Kennedy, Baris & Lundy, L.L.P.

         5.2      Form of Opinion of Richards, Layton & Finger, P.A.

         8        Form of Tax Opinion of Kennedy, Baris & Lundy, L.L.P.

         12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges

         23.1     Consent of Keller Bruner & Company, LLC, Independent Auditors

         23.2 Consents of Kennedy, Baris & Lundy, L.L.P. (included in Exhibits 5.1 and 8)

         23.3     Consent  of  Richards,  Layton &  Finger,  P.A.  (included  in
                  Exhibit 5.2)

         25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Indenture

         25.2 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Amended and Restated Trust Agreement

         25.3 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Preferred Securities Guarantee Agreement

----------
(1)  To be filed by pre-effective amendment


ITEM 17. UNDERTAKINGS.

     The Registrant hereby undertakes that it will:

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     The undersigned registrant hereby undertakes that: (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective. (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frederick, State of Maryland on May 8, 1998.

                                                FCNB CORP

                                                By: /s/ A. Patrick Linton
                                                    ----------------------------
                                                    A. Patrick Linton, President
                                                     and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frederick, State of Maryland on May 8, 1998.

                                                FCNB CAPITAL TRUST

                                                BY: FCNB CORP


                                                By: /s/ A. Patrick Linton
                                                    ----------------------------
                                                    A. Patrick Linton, President
                                                     and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


 /s/ George B. Callan, Jr.                           Director                  May 8, 1998
--------------------------------
George B. Callan, Jr.


--------------------------------                     Director
Miles M. Circo


 /s/ Shirley D. Collier                              Director                  May 8, 1998
--------------------------------
Shirley D. Collier



 /s/ Clyde C. Crum                            Chairman of the Board of          May 8, 1998
--------------------------------                     Directors
Clyde C. Crum


--------------------------------                     Director
James S. Grimes


 /s/ Bernard L. Grove
--------------------------------                     Director                  May 8, 1998
Bernard L. Grove, Jr.

 /s/ Gail T. Guyton                                  Director                  May 8, 1998
--------------------------------
Gail T. Guyton


 /s/ Frank L. Hewitt, III                            Director                  May 8, 1998
--------------------------------
Frank L. Hewitt, III


 /s/ A. Patrick Linton                  President, Chief Executive Officer     May 8, 1998
--------------------------------                   and Director
A. Patrick Linton


 /s/ Jacob R. Ramsburg, Jr.                          Director                  May 8, 1998
--------------------------------
Jacob R. Ramsburg, Jr.


--------------------------------                     Director
Ramona C. Remsberg


 /s/ Kenneth W. Rice                                 Director                  May 8, 1998
--------------------------------
Kenneth W. Rice


 /s/ Rand D. Weinberg                                Director                  May 8, 1998
--------------------------------
Rand D. Weinberg


 /s/ DeWalt J. Willard, Jr.                          Director                  May 8, 1998
--------------------------------
DeWalt J. Willard, Jr.


 /s/ Mark A. Severson                   Senior Vice President, Treasurer,
--------------------------------             Principal Financial and           May 8, 1998
Mark A. Severson                                Accounting Officer

                                 EXHIBIT INDEX


         Number            Description
         ------            -----------

         1        Form of Underwriting Agreement (1)

         4.1      Form of Indenture for Subordinated Debentures

         4.2 Form of Subordinated Debenture (included as an exhibit to Exhibit 4.1)

         4.3      Certificate of Trust of FCNB Capital Trust

         4.4      Trust Agreement, of FCNB Capital Trust

         4.5      Form of Amended and Restated  Trust  Agreement of FCNB Capital
                  Trust

         4.6 Form of Preferred Security Certificate of FCNB Capital Trust (included as an exhibit to Exhibit 4.5)

         4.7      Form of Preferred Securities Guarantee Agreement

         4.8 Form of Agreement as to Expenses and Liabilities (included as an exhibit to Exhibit 4.5)

         5.1      Form of Opinion of Kennedy, Baris & Lundy, L.L.P.

         5.2      Form of Opinion of Richards, Layton & Finger, P.A.

         8        Form of Tax Opinion of Kennedy, Baris & Lundy, L.L.P.

         12.1 Statement Regarding Computation of Ratio of Earnings to Fixed Charges

         23.1     Consent of Keller Bruner & Company, LLC, Independent Auditors

         23.2 Consents of Kennedy, Baris & Lundy, L.L.P. (included in Exhibits 5.1 and 8)

         23.3     Consent  of  Richards,  Layton &  Finger,  P.A.  (included  in
                  Exhibit 5.2)

         25.1 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Indenture

         25.2 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Amended and Restated Trust Agreement

         25.3 Form T-1 Statement of Eligibility of State Street Bank and Trust Company to act as trustee under the Preferred Securities Guarantee Agreement

----------
(1)  To be filed by pre-effective amendment